UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GEROVA FINANCIAL GROUP, LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Cumberland House, 5th Floor
1 Victoria Street
Hamilton, HM 11
Bermuda	Not Applicable
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Ordinary Shares, $.0001 par value	New York Stock Exchange, Inc.
Ordinary Share Purchase Warrants (Expiring January 16, 2014)	New York Stock Exchange, Inc.
Units, each consisting of one Ordinary Share and two Warrants (Expiring January 16, 2014)	New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities Act registration statement file number to which this form relates: __________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Explanatory Note

This registration statement on Form 8-A is being filed with the Securities and Exchange Commission in connection with the transfer by GEROVA Financial Group, Ltd. of the listing of its (i) ordinary shares, par value $.0001 per share (the “Ordinary Shares”); (ii) ordinary share purchase warrants (the “Warrants”); and (iii) units, consisting of one Ordinary Share and two Warrants (the “Units”), to the New York Stock Exchange.

ITEM 1.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Except to the extent that such securities have been amended as set forth in GEROVA’s Form 6-K furnished to the Securities and Exchange Commission (the “SEC”) on June 2, 2010, a description of the Units, Ordinary Shares and Warrants is contained in the section entitled “Description of Securities” included in the GEROVA’s Final Prospectus filed pursuant to Rule 424(b)(1) of the Securities Act of 1933, as amended (Registration No. 333-145163), with the SEC on January 17, 2008, as amended or supplemented, and is incorporated herein by reference.

Investors should read GEROVA’s January 16, 2008 Warrant Agreement with Continental Stock Transfer & Trust Company (the “Warrant Agreement”) and Amendment No. 1 to the Warrant Agreement dated May, 25, 2010 (“Amendment No. 1”) for details regarding the terms and conditions of the Warrants.  We have incorporated by reference to copies of the Warrant Agreement and Amendment No. 1 previously filed with the SEC as exhibits to this Registration Statement on Form 8-A.  The foregoing summary is qualified in its entirety by reference to the full text of such exhibits.

ITEM 2.  EXHIBITS

3.1
Third Amended and Restated Memorandum and Articles of Association (incorporated herein by reference to Exhibit B of Exhibit 99.2 of the Company’s Report of Foreign Private Issuer on Form 6-K (File No. 001-33916), as filed with the Securities and Exchange Commission on May 3, 2010).

4.1
Warrant Agreement by and between Asia Special Situation Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33916), as filed with the Securities and Exchange Commission on January 25, 2008).

4.2
Amendment No. 1 to Warrant Agreement, dated as of May 25, 2010, by and among GEROVA Financial Group, Ltd. and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Report on Form 6-K (File No. 001-33916), as filed with the Securities and Exchange Commission on June 2, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GEROVA FINANCIAL GROUP, LTD.

September 7, 2010	By:
/s/ Joseph J. Bianco
Joseph J. Bianco
Chief Executive Officer